Alpine 4 Holdings (ALPP) Announces Receipt of Nasdaq Notice of Additional Staff Determination

PHOENIX, AZ / ACCESSWIRE / January 3, 2024 / Alpine 4 Holdings, Inc. (Nasdaq: ALPP), a leading operator and owner of small market businesses, announced that on December 27, 2023, it received a staff determination notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) advising that for the preceding 30 consecutive business days, the closing bid price for the Company's Class A Common Stock (the "Common Stock") was below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market, and that as such, Alpine 4 was not in compliance with Nasdaq Listing Rule 5550(a)(2) (the "Bid Price Requirement").

In accordance with Nasdaq rules, the Company has been provided an initial period of 180 calendar days, or until June 24, 2024 (the “Compliance Date”), to regain compliance with the Bid Price Requirement. If, at any time before the Compliance Date, the closing bid price for the Company’s Common Stock is at least $1.00 for a minimum of 10 consecutive business days, the Staff will provide the Company written confirmation of compliance with the Bid Price Requirement and will then consider the matter closed.

If the Company does not regain compliance with the Bid Price Requirement by the Compliance Date, the Company may be eligible for an additional 180 calendar day compliance period, provided that, on such date, the Company meets the continued listing requirement for market value of publicly held shares and all other applicable initial listing requirements for the Nasdaq Capital Market (other than the minimum closing bid price requirement) and the Company provides written notice to Nasdaq of its intention to and plans for curing the deficiency during the second compliance period.

Contact:

Investor Relations

investorrelations@alpine4.com
www.alpine4.com

SOURCE: Alpine 4 Holdings, Inc.